Exhibit 10.8

LEASE AGREEMENT

for

THE GUARANTY BUILDING

between

GUARANTY HOLDINGS COMPANY, LLC

(“LANDLORD”)

and

EXACTTARGET, INC.

(“TENANT”)

TABLE OF CONTENTS

ARTICLE I	LEASE OF PREMISES; DEFINITIONS.

Section 1.1	Lease and Description of Premises.
Section 1.2	Basic Definitions and Lease Provisions.

ARTICLE II	TERM AND PREPARATION OF LEASED PREMISES.

Section 2.1	Original Term.
Section 2.2	Preparation of Leased Premises.
Section 2.3	Option to Extend.
Section 2.4	Signage.
Section 2.5	Memorandum of Lease.

ARTICLE III	USE AND OCCUPANCY.

Section 3.1	Use.
Section 3.2	Care of the Leased Premises.
Section 3.3	Rules of Building.
Section 3.4	Nuisance.
Section 3.5	Common Areas.
Section 3.6	Access.

ARTICLE IV	RENT; SECURITY FOR PAYMENT OF RENT.

Section 4.1	Covenant.
Section 4.2	Base Rent.
Section 4.3	Operating Costs and Taxes.
Section 4.4	Payment of Operating Costs.
Section 4.5	Final Statement.
Section 4.6	Proration of Rents.
Section 4.7	Records and Audits.
Section 4.8	Security Deposit.

ARTICLE V	BUILDING OPERATION AND SERVICES.

Section 5.1	Services to be Provided.
Section 5.2	Additional Services.
Section 5.3	Excessive Discharge of Heat.
Section 5.4	Interruption of Services.
Section 5.5	Security Services.

i

ARTICLE VI	HAZARDOUS MATERIALS.

Section 6.1	Hazardous Materials.
Section 6.2	Right of Inspection.
Section 6.3	Indemnification.

ARTICLE VII	REPAIRS, ALTERATIONS, AND IMPROVEMENTS OF THE LEASED PREMISES.

Section 7.1	Repair and Maintenance of Building.
Section 7.2	Repair and Replacement of Leased Premises.
Section 7.3	Additions, Alterations, and Improvements.
Section 7.4	Freestanding Office Furniture and Equipment.
Section 7.5	Liens.

ARTICLE VIII	ASSIGNMENT AND SUBLETTING.

Section 8.1	Landlord’s Consent Required.
Section 8.2	Tenant’s Request for Consent.
Section 8.3	Assignment of Rents.
Section 8.4	Preparation of Leased Premises for SubTenant.
Section 8.5	Tenant Entity Change.
Section 8.6	Limitation.

ARTICLE IX	NON-LIABILITY, INDEMNIFICATION, AND INSURANCE.

Section 9.1	Exculpation of Landlord; Tenant’s Insurance; Waiver of Claims by Tenant.
Section 9.2	Exculpation of Tenant; Landlord’s Insurance; Waiver of Claims by Landlord.
Section 9.3	Landlord’s Non-Liability.
Section 9.4	Tenant’s Public Liability Insurance for Leased Premises.
Section 9.5	Landlord’s Public Liability Insurance for the Common Areas.
Section 9.6	General Indemnity.

ARTICLE X	DESTRUCTION AND DAMAGE.

Section 10.1	Damage by Casualty.
Section 10.2	Restoration; Partial or Total Destruction of Building.

ARTICLE XI	DEFAULTS AND REMEDIES.

Section 11.1	Events of Default.
Section 11.2	No Waiver.
Section 11.3	Remedies.
Section 11.4	Reletting.
Section 11.5	Late Charge.

Section 11.6	Advances.
Section 11.7	Fees and Costs.
Section 11.8	Waiver of Jury Trial.
Section 11.9	Landlord Default—Tenant Remedies.

ARTICLE XII	EMINENT DOMAIN.

Section 12.1	Effects of Taking.
Section 12.2	Temporary Taking.

ARTICLE XIII	SUBORDINATION TO MORTGAGES.

Section 13.1	Automatic Subordination.
Section 13.2	Waiver of Subordination.
Section 13.3	Attornment.

ARTICLE XIV	TENANT’S STATEMENTS.

Section 14.1	Agreement to Execute.
Section 14.2	Tenant’s Employment Profile.
Section 14.3	Tenant’s Operating Entity.

ARTICLE XV	RESERVED RIGHTS.

Section 15.1	Right of Inspection.
Section 15.2	Repairs.
Section 15.3	Rights with Respect to the Building.
Section 15.4	Exhibition of Premises.
Section 15.5	Extension of Building Services.
Section 15.6	Effect of Exercise of Reversed Rights.
Section 15.7	Interference.

ARTICLE XVI	RIGHTS ON TERMINATION.

Section 16.1	Surrender of Possession.
Section 16.2	Holding Over.
Section 16.3	Tenant’s Early Termination Rights.
Section 16.4	Exercise of Tenant’s Termination Rights.

ARTICLE XVII	NOTICES.

Section 17.1	Notices.

ARTICLE XVIII	MISCELLANEOUS AGREEMENTS.

Section 18.1	Waiver.
Section 18.2	Limitation of Landlord’s Liability.
Section 18.3	Representations.
Section 18.4	Quiet Enjoyment.
Section 18.5	Partial Invalidity.
Section 18.6	Governing Law & Jurisdiction.
Section 18.7	Successors and Assigns.
Section 18.8	First Right of Refusal.
Section 18.9	Use of Brokers.
Section 18.10	Relocation Allowance.
Section 18.11	Parking.
Section 18.12	Time.

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made effective this 16th day of March, 2005, by and between GUARANTY HOLDINGS COMPANY, LLC, an Indiana limited liability company (hereinafter called “Landlord”), and EXACTTARGET, INC., a Delaware corporation (hereinafter called “Tenant”), WITNESSETH THAT:

ARTICLE I

LEASE OF PREMISES; DEFINITIONS

Section 1.1     Lease and Description of Premises. Landlord does hereby lease, demise and let to Tenant, and Tenant does hereby lease from Landlord the premises hereinafter defined (the “Leased Premises”), subject to and upon the terms, covenants, conditions and restrictions hereinafter set forth. The parties hereby enter into this Lease in consideration of the duties, covenants and obligations of the other party hereunder. Landlord and Tenant hereby expressly agree to keep, perform, and observe all of the terms, covenants, conditions, and restrictions respectively contained herein.

Section 1.2     Basic Definitions and Lease Provisions. As used in this Lease as amended from time to time, the following terms shall have the following meanings:

A.     The Parties

“Landlord” —	Guaranty Holdings Company, LLC, an Indiana limited liability company.

“Landlord’s Notice Address” —	Guaranty Holdings Company, LLC 20 North Meridian Street, Suite 801 Indianapolis, IN 46204

“Landlord’s Rent Address” —	Guaranty Holdings Company, LLC c/o REI Real Estate Services P.O. Box 36670 Indianapolis, IN 46236-0670

“Tenant” —	ExactTarget, Inc., a Delaware corporation

“Tenant’s Notice Address” —

ExactTarget, Inc.

20 North Meridian Street, Suite 200

Indianapolis, IN 46204

Attn: General Counsel

(after the Commencement Date)

ExactTarget, Inc.

47 South Meridian Street, Suite 300

Indianapolis, IN 46204

Attn: General Counsel

(before the Commencement Date)

“Tenant’s Invoice Address” —	Same as above

B.     The Premises

“Real Estate” shall mean the real estate specifically described in Exhibit A.

“Building” shall be the building known as the Guaranty Building which is located at 20 North Meridian Street on the Real Estate as depicted on the site plan attached as Exhibit B.

“Leased Premises” shall mean twenty-nine thousand two hundred sixty-four (29,264) rentable square feet (as measured using the BOMA Standard of Measurement as modified to include the first (1st) floor Common Area) located on the second (2nd), sixth (6th), seventh (7th) and tenth (10th) floors of the Building, consisting of Suites 200, 201, 210, 600, 700, and 1000, and having the configurations and rentable square footages depicted and set forth in Exhibits C-1, C-2, C-3, and C-4.

C.    Effectiveness

“Effective Date” shall mean the date first written above.

“Early Occupation Period” shall mean the period of time following the Effective Date until the Commencement Date during which Tenant may use and occupy Suites 201 and 700, pursuant to the provisions set forth herein; provided however, that Tenant’s occupancy shall not unreasonably interfere with the preparation of Leased Premises as required in Section 2.2.

“Events of Force Majeure” shall mean delays in performance of construction, reconstruction, demolition or other work to be performed by Landlord, or services to be provided by Landlord pursuant to this Lease, due to unusually adverse weather conditions, unavailability of labor or materials outside of the reasonable control of Landlord, acts of God, acts of war, invasion, terrorism, riots, civil commotion or vandalism, actions or inactions of governmental units or entities outside the reasonable control of Landlord, or any other cause outside of the reasonable control of Landlord; provided, that Landlord shall provide written notice to Tenant within five (5) business days after the occurrence of the Event of Force Majeure.

“Commencement Date” shall mean the date the Tenant Improvements are Substantially Completed and the Leased Premises are delivered to Tenant by Landlord in the manner required by this Lease.

“Expiration Date” shall mean the fifteenth (15th) day following the ninety-sixth (96th) month after the Commencement Date, unless sooner terminated as provided herein.

“Original Term” shall mean a period of ninety-six and one-half (96 1/2) months beginning on the Commencement Date and, unless sooner terminated as provided herein, ending on the Expiration Date.

D.     Economic Provisions

“Base Rent” for Leased Premises throughout the Original Term (expressed in dollars and/or cents per rentable square foot) shall be the amount set forth in the Base Rent Schedule attached hereto as Exhibit F and incorporated by reference herein.

“Landlord’s Share of Operating Costs” shall mean the amount of actual Operating Costs and Real Estate Taxes for calendar year 2005, adjusted, using reasonable projections, to reflect one hundred percent (100%) Building occupancy.

“Tenant’s Proportionate Share” shall mean the percentage obtained by dividing the rentable square feet of the Leased Premises by the rentable square feet of the Building (99,845) carried to four (4) decimal places, which amount shall be subject to change in the event remodeling, demolition or expansion increases or decreases the Building’s total rentable square footage; provided, however, that changes to the Building’s total rentable square footage shall be consistently applied to all tenants, and, provided, further, that Landlord shall consistently apply the same standard for determining square footage with respect to all tenants within the Building. As of the Effective Date, Tenant’s Proportionate Share is 29.3094%.

“Tenant Improvements” shall mean Landlord’s improvements to the Leased Premises, as the same shall be constructed by Landlord pursuant to the Lower Level Plans and the Upper Level Plans (each, as defined in Exhibit D), as required by Exhibit D attached hereto and incorporated by reference herein.

“Security Deposit” shall mean the sum set forth in Section 4.8.

E.     General Definitions

“Common Areas” shall mean those areas of the Building and the Real Estate that are provided for the common use or benefit of all tenants generally and/or the public, such as corridors, elevators, foyers, restrooms, lobby areas and other similar facilities (whether at ground level or otherwise).

“Control Change” shall mean the transfer of at least fifty percent (50%) of Tenant’s voting shares, the sale of substantially all of Tenant’s assets for good and valuable consideration, or the merger with or of one or more individuals or entities that are unaffiliated with Tenant as of the Effective Date.

“Controllable Operating Costs” shall mean all costs associated with the operation and maintenance of the Real Estate and/or the Building that are not otherwise hereinafter defined as Uncontrollable Operating Costs.

“Final Statement” shall mean a statement setting forth the amount of actual Operating Costs for the immediately preceding calendar year, reflecting the credits and deficits due for amounts paid pursuant to the estimated Operating Costs, if any.

“Laws” shall mean all applicable statutes, ordinances, rules, regulations and orders of any governmental authority (whether state, federal, municipal, or promulgated by other agencies or bodies having any jurisdiction thereof), including zoning ordinances and environmental and hazardous materials statutes and regulations.

“Lease” shall mean this Lease Agreement, as the same shall be amended from time to time.

“Punch List Items” shall mean those items described in the Declaration of Lease Commencement.

“Real Estate Taxes” shall include all ad valorem property taxes and currently due installments of assessments levied upon or with respect to the Real Estate, Building or Leased Premises, including land and improvements, and all taxes, levies and charges which may be levied or imposed by any governmental authority in replacement of, in lieu of, or in addition to ad valorem property taxes, in whole or in part, including without limitation a state or local option tax designed for property tax relief purposes, or otherwise measured or based upon Landlord’s interest in the Real Estate, Building or Leased Premises, or any cost or expense, including without limitation attorneys’ fees, associated with appeals of property tax assessments; provided, that the costs of appeals of property tax assessments or valuations (including but not limited to attorneys’ fees) shall not be included in the definition of “Real Estate Taxes” or Operating Costs unless and until an award or reduction is realized or granted in real property tax liability as a result of such proceedings, and then such costs may only be included to the extent such costs do not exceed the amount of any such award or reduction. However, Real Estate Taxes shall not include any federal or state income tax or other tax that is in the nature of tax on income.

“Rent” shall mean the Base Rent plus Tenant’s Proportionate Share of Operating Costs for the particular calendar year. For calendar year 2005, Tenant shall not be obligated to pay Tenant’s Proportionate Share of Operating Costs.

“Rules” shall mean any and all Building rules and regulations and other written directions of Landlord as hereinafter amended from time to time of which Landlord has given notice to Tenant and which do not unreasonably burden Tenant. Landlord shall have the right to modify existing rules and/or to adopt reasonable additional rules and regulations from time to time, any and all of which shall be equally applicable to all tenants in the Building, upon giving written notice of such change to Tenant. Landlord shall not be held responsible or liable for the failure of any other tenant in the Building to observe any Rule of the Building or any provision of its lease.

“Substantial Completion” or “Substantially Completed” shall mean the substantial completion of the Tenant Improvements by Landlord in the manner required by this Lease, as evidenced by the issuance by Landlord’s architect of a Certificate of Substantial Completion, as approved by both Landlord and Tenant and subject to the Punch List Items.

“Turnkey Basis” means Landlord’s completion of the Tenant Improvements.

“Uncontrollable Operating Costs” shall mean all Utility Costs, Real Estate Taxes and cost of insurance to be maintained by Landlord under this Lease, and for the Real Estate and/or the Building.

“Utility Costs” shall mean all utility expenses or charges (but excluding fees or charges for late payments) incurred by Landlord in the furnishing of heat, ventilation, air conditioning, water and sewer services, electricity, gas and other power or fuels, to the Real Estate, the Building or Leased Premises, including without limitation the cost of installing any additional risers or other facilities that may be necessary to furnish to the Leased Premises any excess power that may be required by Tenant.

ARTICLE II

TERM AND PREPARATION OF LEASED PREMISES

Section 2.1     Original Term.

(a) Tenant shall have access to a portion of the Leased Premises during the Early Occupation Period. Notwithstanding Tenant’s use of a portion of the Leased Premises during the Early Occupation Period, the Original Term of this Lease shall begin on the Commencement Date and end on the Expiration Date. Tenant shall occupy and take possession of the Leased Premises on the Commencement Date and, unless Tenant delivers written notice to the Landlord otherwise, by so taking possession, Tenant shall be deemed to represent and certify that it has examined the Leased Premises and conducted all desired inspections of the Leased Premises. In the absence of any written notice, and except as provided in Section 2.2, such possession shall then constitute acceptance thereof and acknowledgment that the Tenant Improvements have been completed in accordance with the requirements of this Lease, subject to the Punch List Items. Landlord shall provide Tenant with ten (10) days advance written notice of the anticipated Commencement Date.

(b) Except as otherwise provided herein, Landlord shall have Substantially Completed the Tenant Improvements within seventy-five (75) days after the Effective Date (“Construction Time”). If the Tenant Improvements are not Substantially Completed within the Construction Time as a result of delays caused by Tenant (including without limitation actual delays resulting from Tenant change orders) or Events of Force Majeure, the Construction Time shall be tolled day-for-day for each day of such delay (“Accepted Delays”). If the Tenant Improvements are not Substantially Completed on or before the date that is 15 days after the expiration of the Construction Time, not including any Accepted Delays, Landlord shall pay Tenant liquidated damages in the amount of one thousand dollars ($1,000.00) per day and the parties shall execute an amendment to this Lease specifying the revised Commencement Date and the revised

Expiration Date. In the event the Tenant Improvements are not Substantially Completed on or before the date that is sixty (60) days after the expiration of the Construction Time, not including any Accepted Delays, then Tenant may cancel and terminate this Lease upon ten (10) days prior written notice to Landlord, in which case this Lease shall terminate upon the expiration of such ten (10) day period unless the Tenant Improvements are Substantially Completed within such ten (10) day notice period, and neither party shall have any further obligations hereunder (except for Landlord’s continued obligation to pay the liquidated damages contemplated under this Section 2.1, which obligation shall survive the expiration or termination of this Lease). Landlord shall not be liable or responsible for any claims, damages or liabilities in connection with Landlord’s failure to timely deliver the Tenant Improvements except as provided in this Section 2.1 and Section 2.2.

(c) On or before the Commencement Date, Tenant and Landlord shall agree to the declaration of lease commencement in the form attached hereto as Exhibit G (the “Declaration of Lease Commencement”). Landlord shall review the Punch List Items with Tenant and, subject to Events of Force Majeure, correct all Punch List Items within ten (10) business days after receipt of the Declaration of Lease Commencement; provided, that if any Punch List Item cannot be corrected within such ten (10) business day period despite reasonable diligence by Landlord, then, so long as Landlord commences correction of such Punch List Item within such ten (10) business day period and diligently pursues such correction to completion, no default by Landlord shall be deemed to have occurred. In the event that Landlord fails to so correct the Punch List Items within such period or fails to diligently pursue the correction thereof as contemplated herein, and Tenant is not the cause of said late correction, then Tenant may, after five (5) business days notice to Landlord, proceed to make such corrections and Landlord shall reimburse Tenant within ten (10) days after rendition of a bill or statement to Landlord an amount equal to one hundred twelve percent (112%) of the reasonable cost and expense incurred by Tenant in order to so correct the Punch List Items.

Section 2.2    Preparation of Leased Premises. Landlord shall prepare the Leased Premises for Tenant on a Turnkey Basis. By Landlord’s delivery of the Leased Premises to Tenant, Landlord represents and warrants to Tenant that the Tenant Improvements and the Leased Premises (a) were completed in a good and workmanlike manner and in substantial accordance with the plans and specifications identified in Exhibit D, (b) are in good operating condition, and (c) comply with all applicable laws, rules, regulations and ordinances.

Section 2.3    Option to Extend. Tenant shall have the option to extend the Original Term (“Extension Option”) for two (2) periods of five (5) years each (“First and Second Extension Period(s)” respectively) pursuant to all the following terms and conditions:

(a) Tenant shall provide written notice to Landlord of its intent to exercise the Extension Option no later than one-hundred eighty (180) days prior to the Expiration Date (or the last day of the First Extension Period, as applicable) (“Extension Notice”);

(b) There shall be no uncured Event of Default by Tenant at the time Tenant provides Extension Notice;

(c) This Lease shall not be terminated during the Original Term or First Extension Period; and

(d) Landlord and Tenant shall mutually agree upon an amount of base rent for each Extension Period (“Extension Rent”) no later than one hundred fifty (150) days prior to either the Expiration Date or the last day of the First Extension Period, as applicable. Landlord and Tenant hereby acknowledge that Extension Rent shall be established according to market rates for the Leased Premises during the Extension Period, and shall be memorialized via a Lease amendment. In the event Landlord and Tenant fail to so agree to the Extension Rent, and unless the parties agree otherwise in writing, Tenant shall be deemed not to have delivered the Extension Notice.

The Original Term and the Extension Period(s), if any, shall be collectively referred to herein as the “Term.” All terms, covenants, conditions and provisions set forth herein that are applicable to the Original Term shall also apply to the Extension Period(s), except with respect to the amount of Extension Rent.

Section 2.4    Signage. On or prior to the Commencement Date, Landlord shall provide to Tenant, at Landlord’s expense, standard signage upon the directory in the lobby of the Building and at the main entrance to the Leased Premises. Landlord shall also provide non-exclusive exterior signage rights with respect to the area between the first and second floors of the Building on the north face (facing Monument Circle) of the Building (all such signage being at Tenant’s expense). Landlord acknowledges Tenant has expressed its desire to obtain “blade signage” on the north face of the Building and Landlord agrees to take commercially reasonable actions to assist Tenant with effectuating such desire; provided, however, Tenant understands that any such signage must satisfy any and all applicable governmental regulations and authorities. Tenant shall be responsible for obtaining permits and other approvals relating to such exterior signage. All Tenant’s signage design and installation shall be approved by Landlord in its reasonable discretion, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 2.5    Memorandum of Lease. The parties hereto, on the request of either of them, shall enter into a memorandum of this Lease, in recordable form, setting forth the identities of Landlord and Tenant, the date of the expiration of the term of this Lease, the renewal options and right of first refusal in favor of Tenant, and such other information as Landlord and Tenant shall agree upon.

ARTICLE III

USE AND OCCUPANCY

Section 3.1    Use. The Leased Premises shall be utilized by Tenant solely for professional business purposes and for no other purposes (the “Permitted Use”).

Section 3.2    Care of the Leased Premises. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Leased Premises. Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used for any business or purpose which is unlawful, in violation of any Laws, disreputable or deemed to be hazardous, or permit anything to be done which would in any way increase the cost of insurance coverage on the Building and/or its contents (Landlord hereby acknowledges that the Permitted Use would not result in such an increase). Tenant shall not place any objects in any part of the Leased Premises or the Building that would place a load on the floors of the Leased Premises or the Building in excess of the legal limits therefor, as set forth by the rules and regulations of the Fire Prevention and Building Safety Commission of Indiana.

Section 3.3    Rules of Building. Tenant shall comply with the Rules of the Building adopted by Landlord from time to time, including those attached hereto as Exhibit E, which are incorporated herein by reference.

Section 3.4    Nuisance. Tenant shall conduct its business and control its agents, employees, invitees, and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant in the Building or Landlord in its operation of the Building.

Section 3.5    Common Areas. Tenant shall have the non-exclusive right, in common with all other tenants of the Building, to the use and enjoyment of the Common Areas, subject to the Rules of the Building. Landlord shall extend the benefit of any easement rights that accrue to the benefit of Landlord for the Building to access the Circle Block Parking Garage (also commonly referred to as the “Emmis Garage”) to Tenant exclusively for any of Tenant’s actively at work employees with monthly parking spaces in the Emmis Garage.

Section 3.6    Access. Tenant shall have access to the Leased Premises twenty-four (24) hours per day, seven (7) days per week. Suites 600 and 700 of the Leased Premises shall be accessible only by electronic access card (hereinafter “Proximity Card”). Landlord shall provide Tenant with a Proximity Card for each of Tenant’s actively at-work employees. Proximity Cards shall access the Building’s lobby entrance as well as the Leased Premises via stairwell and elevator. Landlord shall provide Proximity Cards to Tenant and install such equipment as required for Tenant’s access to the Leased Premises pursuant to this Section 3.6 at Landlord’s expense (including but not limited to access via Proximity Card between the sixth (6th) and seventh (7lh) floors through the stairwell); provided, however that mislaid, lost or stolen Proximity Cards shall be replaced at Tenant’s expense, which shall not exceed ten dollars and 00/100 ($10.00) per Proximity Card.

ARTICLE IV

RENT; SECURITY FOR PAYMENT OF RENT

Section 4.1    Covenant. Tenant agrees to pay to Landlord at Landlord’s Rent Address, or at such other place as Landlord from time to time may specify in writing, on or before the due dates thereof and without demand, set-off or relief from valuation or appraisement laws, all Rent for the Leased Premises as specifically set forth in this Article IV. All payments of Rent shall be made with a good and sufficient check. No payment by Tenant or receipt or acceptance by

Landlord of a lesser amount than the correct amount of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other available remedy. The acceptance by Landlord of any Rent on a date after the Rent due date shall not waive Landlord’s right to acknowledge an Event of Default by Tenant for any other late payment, after the expiration of any applicable cure periods. Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease. All covenants regarding the payment of Rent contained herein and accruing before the Expiration Date or the earlier termination of this Lease shall survive the Expiration Date or earlier termination of this Lease.

Section 4.2     Base Rent. Tenant shall pay to Landlord, from the Commencement Date and throughout the Term of this Lease, the Base Rent. The Base Rent is specifically set forth in Section 1.2.D above and Exhibit F attached hereto and incorporated by reference herein. Base Rent shall be due and payable in advance, no later than the first day of each calendar month during the Term of this Lease. Rent paid by mail shall be deposited in the mail sufficiently in advance of the due date to assure that the Rent is delivered no later than the due date. Deposit of Rent in the mail does not constitute payment.

Section 4.3     Operating Costs and Taxes. In addition to Base Rent, Tenant shall pay to Landlord, payable monthly throughout the Term of this Lease (commencing on January 1, 2006), Tenant’s Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Costs. The term “Operating Costs,” as used in this Lease, shall comprise all real expenses and costs (other than special costs which are separately billed to and paid by specific tenants) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Building and Common Areas, as determined on an accrual basis and in accordance with generally accepted accounting principles (“GAAP”) consistently applied, which exceeds Landlord’s Share of Operating Costs. Operating Costs shall include but not be limited to the following:

(a) Wages, salaries, customary fringe benefit costs, payroll taxes, unemployment compensation payments, worker’s compensation insurance premiums and other related expenses of all employees directly engaged in the operation, maintenance and security of the Building; costs of Building employee uniforms and the cleaning thereof; the cost of fair rental value of a Building management office; and the management fees payable by Landlord (except brokerage commissions for leasing) if management of the Building is contracted to a third party; provided, however, that such management fees shall not exceed five percent (5%) of the total Operating Costs for the Building;

(b) All supplies and materials used in the operation, cleaning and maintenance of the Building and all of its machinery and equipment;

(c) Utility Costs, including but not limited to, gas, water and electric power for heating, lighting, air conditioning and ventilating the entire Building (including all common and service areas), fuel adjustment charges, sewer use charges and any utility taxes actually incurred (but excluding late fees);

(d) Cost of all maintenance and service agreements for the Building and the equipment therein, including, without limitation, alarm service, trash removal, window cleaning, elevator maintenance, snow removal, landscaping and sidewalks:

(e) Accounting costs, including the costs of audits by certified public accountants, pertaining solely to the management and operation of the Building;

(f) Cost of all insurance including, without limitation, fire, casualty, liability and rental value insurance applicable to the Building and Landlord’s personal property to the extent used in connection with the operation and maintenance of the Building;

(g) Costs of any and all repairs, maintenance and non-capital replacements of or additions to the Building and each part thereof (excluding repairs, replacements and maintenance paid by proceeds of insurance or by Tenant or other third parties, and repairs, replacements and maintenance attributable solely to other tenants of the Building);

(h) Amortization of capital improvements, replacements and/or additions made to the Building subsequent to the Commencement Date of this Lease:

(i) to the extent of any reduction in Operating Costs; or

(ii) which are required to comply with any laws, rules, or regulations of any governmental authority or a requirement of Landlord’s insurance carrier not in effect as of the Commencement Date.

The cost of such capital improvements shall be amortized over the period of their useful life on a straight-line basis and in a manner that is consistent with GAAP and shall, at Landlord’s option, include the cost of Landlord’s financing, so long as commercially reasonable.

(i) Real Estate Taxes;

(j) Taxes on Landlord’s personal property owned or used in connection with the operation of the Building;

(k) Ground rent paid by Landlord to the owner of the Real Estate upon which the Building is constructed (Landlord represents and warrants to Tenant that said ground rent shall not increase during the Original Term or the First Extension Term): and

(l) Insurance deductibles.

Notwithstanding the foregoing, the term “Operating Costs” shall not include the following:

(aa) Markup or profit above the rate for electricity, water, and gas charged to Landlord by the utility company providing service to the Leased Premises;

(bb) Any expense for any improvement, replacement or addition which is or should be capitalized in accordance with GAAP except to the extent provided for in Section 4.3(h)(i);

(cc) Expenses for replacements, repairs or other work occasioned by fire, windstorm, or other insured casualty, or by the act or omission of other lessees in the Building or necessitated by eminent domain, to the extent Landlord receives compensation therefor through insurance or condemnation proceeds or should have but does not as a result of the breach of this Lease, in which event the deductible shall not be included as Operating Costs;

(dd) Expenses incurred in leasing space in the Building (including but not limited to fees, commissions, advertising and promotion, salaries and expenses of any leasing staff, lessee allowances and/or lessee inducement costs, and legal fees and expenses respecting leasing activities), or expenses in preparing space for occupancy, or expenses for painting or decorating any occupant’s space or any vacant space;

(ee) Costs incurred with respect to the renovation and construction of, on and/or in connection with the installation of leasehold improvements for tenants in the Building (including but not limited to the Tenant Improvements) or incurred in renovating or otherwise improving, decorating, painting, or redecorating vacant space for tenants of the Building, costs associated with correcting defects in or deficiency of the initial design or renovation of the Building or the Real Estate;

(ff) Costs and expenses incurred in negotiating or enforcing the terms of any lease and any costs and expenses arising out of Landlord’s breach of any lease;

(gg) Interest, points, fees or amortization payments of any deed of trust, mortgage or any other debt for borrowed money;

(hh) Wages, salaries, fees and fringe benefits paid to employees of Landlord or any property management organization being paid a fee by Landlord for its services and who are administrative and executive personnel or officers, partners, shareholders, or directors thereof, excepting any employees thereof who are assigned to the operation, management, maintenance or repair of the Building on a full or part-time basis, including any accounting or clerical personnel thereof (wages, salaries, fees and benefits of employees who are engaged part-time on the Building will be allocated proportionately based on the time spent on this Building);

(ii) Any depreciation or amortization on the Building;

(jj) Expenses incurred in connection with services or other benefits of the type that are not provided Tenant but which are provided to other lessee(s) or occupant(s) of the Building;

(kk) Legal, accounting or other professional fees for preparation of Landlord’s tax returns;

(ll) Costs of compliance with Laws that are in effect on the Effective Date, including, without limitation, the Americans with Disabilities Act (but not costs of compliance with future amendments to those Laws or costs of compliance with new legal requirements that are not in effect on the Effective Date);

(mm) The cost of leasing equipment or other item that, if purchased, would be a capital expense;

(nn) Acquisition or leasing costs of sculpture, paintings or works of art;

(oo) Landlord’s general corporate overhead and general administrative expenses; costs associated with the operation of the business of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the action of Tenant may be at issue), costs of selling, syndicating, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any), disputes of Landlord with building management, or outside fees paid in connection with disputes with other tenants of the Building;

(pp) Any income, capital, levy, succession, transfer, franchise, gift, estate or inheritance tax, or taxes on other tenants’ own personal property located in the Building;

(qq) Any bad debt loss, rent loss, or reserves for bad debt or rent loss; and

(rr) Expenses to the extent of Landlord’s negligence or willful misconduct.

Landlord represents and warrants to Tenant that all Operating Costs will be reasonable and customary and that Landlord shall timely pay the same as they become due and payable.

Section 4.4    Payment of Operating Costs.

(a) Landlord shall estimate the Operating Costs for the Building for each calendar year. The Operating Costs that vary with occupancy and that are attributable to any part of the Term in which less than all of the rentable area of the Building is occupied by tenants will be adjusted by Landlord to the amount that Landlord reasonably believes costs would have been if all of the rentable area of the Building had been occupied. This shall be done in the same manner as the adjustment to Landlord’s Share of Operating Costs. In no event shall Operating Costs paid by Landlord and tenants, collectively, ever exceed One Hundred Percent (100%) of actual Operating Costs for the Building for any given calendar year.

(b) Landlord shall notify Tenant at least fifteen (15) days prior to each January 1 of the amount that is estimated to be Tenant’s Proportionate Share of those

Operating Costs which exceed Landlord’s Share of Operating Costs for the following year, and Tenant shall pay to Landlord such estimate of Tenant’s Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Costs in monthly installments beginning on the Rent payment date that is next following the date of Landlord’s notice to Tenant as above stated and ending on the last Rent payment date for such calendar year.

Section 4.5    Final Statement. No later than the last day of April of each calendar year, Landlord shall render to Tenant a Final Statement of the actual Operating Costs for the prior calendar year, and a computation of Tenant’s Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Costs. If Tenant’s Final Statement indicates that the actual amount of Tenant’s Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Costs for such calendar year exceeded the estimated amount paid by Tenant, Tenant shall pay the amount of such difference to Landlord within fifteen (15) days after receipt of the Final Statement. Notwithstanding any provision to the contrary, the portion Tenant’s Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Costs that is attributable to Controllable Operating Costs shall increase no more than four percent (4%) annually. Any overpayment of Tenant’s actual Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Costs shall be credited toward future installments of Rent due for the months immediately following the furnishing of such estimate or, if no such installment is due, Landlord shall refund said amount to Tenant. Landlord’s failure to adhere strictly to the deadlines for providing the notices required by this Section shall in no way relieve Tenant of Tenant’s obligation to pay Tenant’s Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Cots.

Section 4.6    Proration of Rents. In the event that, by virtue of the timing of the Commencement Date or Expiration Date or for any other reason, a Rent period results that is not a complete calendar month or calendar year with respect to Base Rent or any Tenant’s Proportionate Share, respectively, the amounts payable for such lesser period shall be prorated as follows:

(a) As to Base Rent, prorated on the basis of the number of days during the month this Lease was in effect in relation to the total number of days in such month; and

(b) As to Tenant’s Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Costs, prorated on the basis of the number of days during the year this Lease was in effect in relation to the total number of days in such year.

Section 4.7    Records and Audits. If Tenant does not agree with Landlord’s determination of Tenant’s Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Costs for any particular year, then Tenant shall have the right, if notice of the nature and extent of such disagreement is given to Landlord not later than thirty (30) days following receipt of the Final Statement by Tenant, and if the parties are unable to resolve such disagreement by negotiation within thirty (30) days following Tenant’s notice to Landlord, to cause an audit to be made of Landlord’s records concerning Tenant’s Proportionate

Share of those Operating Costs which exceed Landlord’s Share of Operating Costs by a qualified independent certified public accountant designated by Landlord from a list of not fewer than five (5) such accountants selected by Tenant. Such audit shall be conducted only during regular business hours at the office where Landlord maintains its records concerning Operating Costs and shall be at the expense of Tenant unless the audit discloses an error in excess of five percent (5%) in the computation of the total amount of Tenant’s Proportionate Share of those Operating Costs which exceed Landlord’s Share of Operating Costs, in which case the audit shall be at the expense of Landlord. The results of the audit shall be delivered to both Landlord and Tenant within fifteen (15) days after completion by the certified public accountant and shall be binding upon Landlord and Tenant. If no such notice of disagreement is received by Landlord within thirty (30) days following receipt of the Final Statement by Tenant, or if Tenant shall not elect to cause an audit by notice to Landlord by the thirty-fifth (35th) day following Tenant’s notice of disagreement, then the Final Statement shall be conclusively deemed to have been approved and accepted by Tenant. Pending resolution of any dispute with respect to the Final Statement, Tenant shall pay the sum as shown on the Final Statement, and if it shall finally be determined that any portion of such sum was not properly due, Landlord shall promptly refund the appropriate sum to Tenant provided that no uncured monetary Event of Default is then continuing.

Section 4.8    Security Deposit.

(a) Landlord waives the security deposit required of Tenant as security for faithful performance and observance by Tenant of all terms, covenants, conditions and provisions hereof. Landlord may, however require a security deposit upon an Event of Default by Tenant. If so required, the security deposit (the “Security Deposit”) shall be thirty-four thousand dollars and 00/100 ($34,000.00)), and shall be payable by Tenant to Landlord not later than five (5) business days after Tenant receives Landlord’s written notice that Landlord is requiring the Security Deposit. At no time shall the Security Deposit be deemed an advance payment of Rent.

(b) Upon any Event of Default, including, but not limited to, any failure by Tenant to make payment of Rental or any other charge payable by Tenant as and when due, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent reasonably required for payment of any such Rental or other charge as to which Tenant is in default, or any sum which Landlord may be required to expend by reason of Tenant’s default in respect of any term, condition, covenant or provision hereof. If any portion of the Security Deposit is so expended or applied by Landlord, Landlord may require Tenant to promptly pay to Landlord an amount sufficient to restore the Security Deposit to the original amount thereof. If Tenant fully and faithfully complies with the terms, covenants, conditions and provisions hereof, the Security Deposit, or so much thereof as to which Tenant may be entitled, shall be returned to Tenant within thirty (30) days after the Expiration Date (or sooner termination of this Lease) and delivery of exclusive possession of the Leased Premises to Landlord in the condition required herein. In the event of a sale or master lease of the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or lessee, and Landlord shall thereupon be released by Tenant from all responsibility or liability for the return of the Security Deposit so long as such purchaser or lessee shall agree to all requirements of Landlord concerning the Security Deposit, and Tenant shall look to such purchaser or lessee for return of the Security Deposit.

ARTICLE V

BUILDING OPERATION AND SERVICES

Section 5.1    Services to be Provided. This Lease is a full-service Lease and Landlord shall furnish heat, air conditioning, electricity, water, sanitary sewer service, elevator, and standard janitorial and other such services. Services will be provided in accordance with normal Building operation as follows:

(a) Water and electrical services shall be furnished to the Leased Premises twenty-four (24) hours per day, seven (7) days per week.

(b) Heating, ventilation, and air conditioning shall be furnished in season during the normal Building hours at such temperature and in such amounts as are standard and customary for buildings of similar class, size, age, and location. Normal business hours shall be 7:00 a.m. through 6:00 p.m., Monday through Friday on all generally recognized business days (excluding all weekends and New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day) and from 9:00 a.m. to 1:00 p.m. on Saturdays. Landlord may also provide heat and/or air conditioning during such hours and on such other days as Landlord deems reasonably necessary and advisable, subject to available sources and applicable law.

(c) Janitorial service shall be provided on regular business days, provided, however, if Tenant’s use of the Leased Premises, floor covering(s), or other improvements require special services, Tenant shall pay the additional cost reasonably attributable thereto.

Section 5.2    Additional Services. If Tenant requests any utility or Building services in frequency, scope, quality, or quantity greater than those which Landlord shall provide pursuant to Section 5.1, and, if such request is reasonably acceptable to Landlord, Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or Building services. In the event Landlord is able to and does furnish such additional utilities or Building services, the actual Utility Costs thereof shall be borne by Tenant, who shall reimburse Landlord monthly for the same as additional Rent at the same time Base Rent is due.

Section 5.3    Excessive Discharge of Heat. If any lights, machines, or equipment (including but not limited to computers) used by Tenant in the Leased Premises materially affect the temperature otherwise maintained by the Building’s air-conditioning system or generate substantially more heat in the Leased Premises than that which would normally be generated by the lights and business machines typically used by other tenants in the Building or by tenants in office buildings similarly situated, then Landlord shall have the right to install any machinery or equipment which Landlord considers reasonably necessary in order to restore the temperature balance between the Leased Premises and the rest of the Building, including equipment which modifies the Building’s air-conditioning system. All costs expended by Landlord to purchase and install any such machinery and equipment and any additional costs of operation and maintenance occasioned thereby shall be borne by Tenant, who shall reimburse Landlord for the same as Operating Costs.

Section 5.4    Interruption of Services. Tenant understands, acknowledges, and agrees that: (a) any one or more of the utilities or other Building services which are to be provided by Landlord may be interrupted by reason of accident, emergency, or other causes beyond Landlord’s control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations, or improvements can be made; (b) Landlord does not represent or warrant the uninterrupted availability of such utilities or Building services; and (c) any such interruption shall not be deemed a constructive eviction or disturbance of Tenant’s right to possession, occupancy and use of the Leased Premises or any part thereof, or render Landlord liable to Tenant for damages by abatement of Rent or otherwise or relieve Tenant from the obligation to pay Rent and otherwise perform its covenants under this Lease, provided that Landlord uses reasonable efforts to restore the same and provided, further, that such interruption did not result from Landlord’s, or Landlord’s employees or agent’s, negligence or willful misconduct.

Section 5.5    Security Services. Tenant expressly acknowledges that if Landlord, from time to time, elects to provide security services, Landlord shall not be deemed to have warranted the efficiency of any security personnel, service, procedures, or equipment, and Landlord shall not be liable in any manner for the failure of any such security personnel, services, procedures, or equipment to prevent or control, or apprehend anyone suspected of personal injury, property damage, or any criminal conduct in, on, or around the Building. Tenant expressly agrees that any such security services go above and beyond what is usual and customary in the industry and that the delivery or failure to deliver such security services shall not create a different standard of liability for the Landlord than the normal and customary standard that would ordinarily apply.

ARTICLE VI

HAZARDOUS MATERIALS

Section 6.1    Hazardous Materials. Tenant shall not use, maintain or allow the use of the Leased Premises or any part thereof for the treatment, storage, disposal, transfer, release, conveyance or recovery of hazardous, toxic or infectious waste, nor shall Tenant otherwise, in any manner, possess or allow the possession of any hazardous, toxic or infectious waste on or about the Leased Premises; provided, however, notwithstanding the foregoing, any hazardous, toxic or infectious waste or material lawfully permitted and generally recognized as necessary and appropriate for general office use may be stored and used on the Leased Premises so long as (a) such storage and use is in the ordinary course of Tenant’s business permitted under this Lease: (b) such storage and use is performed in compliance with all applicable Laws and in compliance with the highest standards prevailing in the industry for the storage and use of such materials; (c) Tenant delivers prior written notice to Landlord of the identity of and information regarding such materials as Landlord may require; and (d) Landlord consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Hazardous, toxic or infectious waste shall mean any solid, liquid or gaseous waste, substance or emission or any combination thereof which may (i) cause or significantly contribute to an increase in mortality or in serious illness, or (ii) pose the risk of a substantial present or potential hazard to human health, to the environment or otherwise to animal or plant life, and shall include without limitation hazardous substances and materials described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; and any other applicable federal, state or local Laws. Tenant shall immediately notify Landlord of the presence or suspected presence of any hazardous, toxic or infectious waste on or about the Leased Premises and shall deliver to Landlord any notice received by Tenant relating thereto.

Section 6.2    Right of Inspection. Landlord and its agents shall have the right, but not the duty, to inspect the Leased Premises and conduct tests thereon at any time with reasonable cause to determine whether or the extent to which there is hazardous, toxic or infectious waste on the Leased Premises. Landlord shall have the right to immediately enter upon the Leased Premises to remedy any contamination found thereon. All reasonable expenses incurred by Landlord in the performance of any such inspection and/or remedy, including, but not limited to, the costs of employing a third party to perform such inspection, shall be borne by Tenant so long as the contamination was in fact caused or created by Tenant, who shall reimburse Landlord for the same as additional Rent payable to Landlord at the same time as the next following Base Rent payment is due. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant’s business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant’s property or business caused thereby. If any lender or governmental agency shall ever require testing to ascertain whether there has been a release of hazardous materials caused or created by Tenant, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional Rent if such requirement arose in whole or in part because of Tenant’s use of the Leased Premises so long as there was in fact such a release and such release was in fact caused or created by Tenant. Tenant shall execute affidavits, representations and the like from time to time, at Landlord’s request, concerning Tenant’s best knowledge and belief regarding the presence of any hazardous, toxic or infectious waste on the Leased Premises or Tenant’s intent to store or use toxic materials on the Leased Premises.

Section 6.3    Indemnification. Tenant shall indemnify and hold harmless Landlord from any and all claims, loss, liability, costs, expenses or damage, including attorneys’ fees and costs of remediation, incurred by Landlord (a) in connection with any breach by Tenant of its obligations under Section 6.1; and/or (b) in connection with any property damage or personal injury related to or resulting from Tenant’s storage or use of toxic materials on the Leased Premises regardless of Tenant’s performance or breach of any provision under this Article VI. The covenants and obligations of Tenant hereunder shall survive the expiration or earlier termination of this Lease.

ARTICLE VII

REPAIRS, ALTERATIONS, AND IMPROVEMENTS

OF THE LEASED PREMISES

Section 7.1    Repair and Maintenance of Building. Subject to Section 7.2 and except for repairs made necessary by negligence, misuse, intentional acts, or default of Tenant or its employees, agents, customers and invitees, Landlord shall make all necessary repairs and/or replacements to the roof, Building structure, exterior walls, exterior doors, windows, corridors, and the Common Areas of the Building and its environs. Landlord shall keep the same in good condition and repair and Landlord shall use commercially reasonable efforts to keep all equipment and Building systems used in common with other tenants, such as elevators, plumbing, heating, air conditioning and similar equipment, in good condition and repair. Landlord shall use commercially reasonable efforts to ensure that the Building and the Leased Premises are in compliance with all Laws as of the Effective Date and if not so completed, Landlord shall use commercially reasonable efforts to do so as soon as reasonably practicable. There shall be no abatement of Rent and no liability of Landlord to Tenant by reason of any injury to or interference with Tenant arising from the making of any repairs, alterations, or improvements in or to any portion of the Building or repairs to the Leased Premises in compliance with this Section 7.1, or in or to any fixtures, appurtenances, and equipment located therein or thereon, provided, however, that Landlord shall use best efforts to minimize the disruption and interference to Tenant during periods of such repair, alteration or improvement.

Section 7.2    Repair and Replacement of Leased Premises. Tenant shall keep and maintain the Leased Premises in good order and condition. Except for the services provided by Landlord pursuant to Section 5.1 and Section 7.1, the cost of keeping the Leased Premises in good order and condition shall be borne by Tenant. In the event Landlord shall incur any cost or expense keeping the Leased Premises in good order and condition (except as provided pursuant to Section 5.1 and Section 7.1), Tenant shall be separately billed and shall reimburse Landlord for the same as additional Rent at the same time the next following Base Rent payment is due.

Section 7.3    Additions, Alterations, and Improvements. Except as provided for in the preparation of the Leased Premises provided for in Section 2.2 and Section 7.1, Landlord shall not be obligated to make any additions, alterations, or improvements to the Leased Premises, other than those specifically agreed to in writing by and between Landlord and Tenant.

Tenant shall not make or allow to be made any additions, alterations, or improvements in or to the Leased Premises without first obtaining Landlord’s prior written consent (except for cosmetic changes the costs of which shall not exceed five thousand and no/100 dollars ($5,000.00)), which consent shall not be unreasonably withheld, conditioned or delayed. In the event any such additions, alterations or improvements are approved by Landlord, the same shall be made by Landlord as the contracting party, or by someone under Landlord’s supervision and control, at the sole cost and expense of Tenant and at a cost to be mutually agreed by Landlord and Tenant based upon a reasonable estimate provided by a third party contractor acceptable to Landlord and Tenant. The total actual cost and expense of any such additions, alterations, and improvements shall be paid by Tenant to Landlord within ten (10) days after the completion thereof. Landlord shall provide Tenant with reasonable evidence to support its request for payment upon rendition of a statement therefor. Any and all alterations, additions, or improvements to the Leased Premises (whether provided at the expense of Landlord or Tenant), with the exception of freestanding office furniture and equipment, shall at once become a part of the Building unless removed by Tenant as provided below. Upon termination of this Lease, by lapse of time or otherwise, all additions, alterations and improvements to the Leased Premises, except freestanding office furniture and equipment, shall be surrendered to Landlord; provided, that Tenant shall be entitled to remove its fixtures except for Tenant Improvements upon the expiration or earlier termination of this Lease so long as Tenant, at its expense, repairs any damage to the Leased Premises caused by such removal as provided in Section 7.4. From the Commencement Date of this Lease and following its termination, Tenant shall promptly repair or pay Landlord the cost of repairing any damage to the Leased Premises arising from the removal by Tenant of any additions, alternations and improvements.

Section 7.4    Freestanding Office Furniture and Equipment. Any freestanding office furniture and equipment installed in the Leased Premises at Tenant’s sole cost and expense of Tenant, such as freestanding partitions, desks, mirrors, and the like, and all office equipment, may be removed on the Expiration Date provided that Tenant (i) bears the cost of such removal; and (ii) bears the cost of repairing any and all damage to the Leased Premises arising from the removal of the same. In the event Tenant fails to remove any or all freestanding office furniture and office equipment from the Leased Premises on or before the Expiration Date, all freestanding office furniture and office equipment shall at once become part of the Leased Premises and the sole property of Landlord. Provided, however, that Landlord reserves the right to require Tenant to remove any or all freestanding office furniture or office equipment if Landlord determines such items are not suitable to remain in the Leased Premises following the Expiration Date, and which shall be removed and the Leased Premises restored, at Tenant’s expense, in which case Tenant shall, at its expense, promptly remove the same and pay for restoring the Leased Premises to substantially its condition prior to the installation thereof, ordinary wear and tear excepted.

Section 7.5    Liens. Tenant shall keep the Leased Premises free from any liens, including, but not limited to mechanics’ liens, arising out of goods or services furnished to Tenant, or any person claiming by, through or under Tenant. If any such lien attaches to the Leased Premises and Tenant fails, within thirty (30) days thereafter (or, if shorter, such cure period as may be permitted by any Mortgagee of Landlord), to cause the lien to be removed or to make provisions for the possible payment thereof by the posting of a bond, at Tenant’s sole cost and expense, in the amount of the lien and any anticipated legal fees, then Landlord may pay the amount of such lien to cause its release and such payment shall be deemed an advance under Section 11.6. Landlord will notify Tenant in writing if the cure period permitted by a Mortgagee is shorter than thirty (30) days.

ARTICLE VIII

ASSIGNMENT AND SUBLETTING

Section 8.1    Landlord’s Consent Required.

(a) Tenant shall not assign or encumber this Lease or any interest herein or permit the use of the Leased Premises or any part thereof by any party other than Tenant, without the prior written consent of Landlord. Such consent shall not be withheld, conditioned or delayed except upon Landlord’s determination that:

(i) transferee’s creditworthiness is insufficient (except that transferee’s creditworthiness shall be deemed sufficient if transferee has a net worth equal to or greater than Tenant as of the Effective Date): or

(ii) transferee’s business history or anticipated use of the Leased Premises are not suitable for the Building; or

(iii) any portion of the Building or Leased Premises would become subject to additional or different governmental laws or regulations as a consequence of the proposed transfer and/or the proposed transferee’s use and occupancy of the Leased Premises.

Tenant acknowledges and agrees that in the event an Event of Default has occurred and is continuing under this Lease, as a condition precedent to the effect of any assignment of this Lease, Tenant shall enter into a settlement agreement with Landlord that is reasonably satisfactory to Tenant and Landlord and addresses any and all amounts then due and owing from Tenant to Landlord.

(b) Tenant shall not sublet the Leased Premises or any part thereof without the prior written consent of Landlord. Such consent shall not be withheld, conditioned or delayed except upon Landlord’s determination that:

(i) transferee’s business history or anticipated use of the Leased Premises are not suitable for the Building; or

(ii) any portion of the Building or Leased Premises would become subject to additional or different governmental laws or regulations as a consequence of the proposed transfer and/or the proposed transferee’s use and occupancy of the Leased Premises.

(c) Any attempted transfer in violation of the terms of this Article VIII shall, at Landlord’s option, be void. Consent by Landlord to one or more transfers shall not operate as a waiver of Landlord’s rights as to any subsequent transfers. In addition, Tenant shall not, without Landlord’s consent, publicly advertise the proposed rental rate for any transfer.

Section 8.2    Tenant’s Request for Consent. If Tenant requests Landlord’s consent to a transfer, Tenant, together with such consent, shall provide Landlord with the name of the proposed transferee and the nature of the business of the proposed transferee, the term, use, rental rate, and all other material terms and conditions of the proposed transfer, including, without limitation, a copy of the proposed assignment, sublease, or other contractual document and evidence satisfactory to Tenant that the proposed transferee is financially responsible. Landlord shall, within thirty (30) days after its receipt of all information and documentation reasonably required by Landlord, in the case of a proposed assignment, or within fifteen (15) days after its receipt of all information and documentation reasonably required by Landlord, in the case of a proposed sublease, either:

(a) consent to or reasonably refuse to consent to such transfer in writing (pursuant to the criteria established in Section 8.1); or

(b) negotiate directly with the proposed transferee (other than a sublessee), and in the event Landlord is able to reach an agreement with such proposed transferee (other than a sublessee), terminate this Lease (in part or in whole, as appropriate) upon thirty (30) days’ notice; or

(c) cancel and terminate this Lease (in part or in whole, as appropriate) upon thirty (30) days’ notice; provided, that Tenant has agreed to such cancellation or termination and provided, further that Tenant’s obligation to pay future Rent shall terminate as of the end of such 30-day period.

In the event Landlord consents to any such transfer, the transfer and consent thereto shall be in a form approved by Landlord and/or Landlord’s lender, and Tenant shall bear all reasonable costs and expenses including reasonable attorneys’ fees incurred by Landlord in connection with the review and approval of such documentation, which costs and expenses shall not exceed one thousand and no/100 dollars ($1,000.00).

Section 8.3    Assignment of Rents. In the event of any transfer of Tenant’s interest in this Lease and/or the Leased Premises, consented to by Landlord, all Rent and other specified payments under this Lease shall be paid to Landlord, and Tenant hereby assigns to Landlord all rights it might have or ever acquire in any such Rent and other specified payments under this Lease (which, in the case of a sublease, shall be credited against Tenant’s Rent obligations hereunder). In addition to any other rights Landlord may have, Landlord shall have the right to contact any transferee and require that all payments made by such transferee pursuant to the transfer shall be made directly to Landlord. Tenant’s obligation to pay Rent and all other obligations of Tenant under this Lease arising from and after a transfer (other than a sublease consented to by Landlord) shall terminate and be of no further force or effect.

Section 8.4    Preparation of Leased Premises for SubTenant. Any authorized sub-tenant shall accept the premises “as is” with no Tenant Improvements provided by Landlord. Therefore, any additions, alterations, and improvements to prepare the Leased Premises for the sub-tenant’s use and occupancy shall be controlled by Section 7.3.

Section 8.5    Tenant Entity Change. If Tenant is a corporation, limited liability company, or similar entity, and if at any time during the Term the entity or entities who own the voting shares at the time of the execution of this Lease transfer more than fifty percent (50%) (including, but not limited to, merger, consolidation, or other reorganization involving another corporation) of the voting shares, or if Tenant is a partnership and if at any time during the Lease Term there is a more than fifty percent (50%) transfer of the partnership interest (except as the result of transfers by gift, bequest, or inheritance to or for the benefit of members of the immediate family of such original shareholder[s] or partner[s]), such an event shall be deemed to be a transfer under this Article VIII requiring the consent of Landlord pursuant to the terms hereof. The preceding sentence shall not apply whenever Tenant is a corporation, the outstanding stock of which is listed on a recognized security exchange, if at least eighty percent (80%) of its voting stock is owned by another corporation, the voting stock of which is so listed, or in the context of a going public transaction.

Section 8.6    Limitation. Any transfer consented to by Landlord in accordance with this Article VIII shall be only for the Permitted Use and for no other purpose.

ARTICLE IX

NON-LIABILITY, INDEMNIFICATION AND INSURANCE

Section 9.1     Exculpation of Landlord; Tenant’s Insurance; Waiver of Claims bv Tenant.

(a) Landlord and its agents and employees shall have no liability to Tenant or its agents, employees, or invitees, for any damage to their property, including any consequential damages arising therefrom, except to the extent caused by the sole negligence or willful misconduct of Landlord, or its agents, employees or invitees.

(b) Tenant agrees to carry such insurance as it deems adequate to fully protect it against loss or damage to its personal property by any casualty whatsoever, and all such insurance shall contain or be endorsed with a clause permitting waiver of rights of recovery prior to a loss and waiving all rights of subrogation against Landlord, so long as such clause is commercially available.

(c) Tenant hereby waives all claims for recovery from Landlord and its agents, employees or invitees, for any loss or damage to the personal property of Tenant to the extent that such loss is or could have been insured by insurance policies in standard form containing a waiver of subrogation endorsement, it being the intent of the parties hereto to assign the entire risk of loss arising out of damage to Tenant’s personal property to such insurance to be procured by Tenant at its own expense.

(d) Landlord shall remain liable to Tenant for the cost of repairing any damage to the Tenant’s personal property which is caused or contributed to by the act or omission of Landlord, or its agents, employees or invitees, to the extent that such damage is not capable of being insured by Tenant under standard insurance policies or to the extent that Landlord’s liability for such damage is not waivable under any such waiver of subrogation provision or endorsement.

Section 9.2    Exculpation of Tenant; Landlord’s Insurance; Waiver of Claims by Landlord.

(a) Tenant and its agents and employees shall have no liability to Landlord or its agents, employees, or invitees, for any damage to their property, the Leased Premises or the Building, including any consequential damages arising therefrom, except to the extent caused by the sole negligence or willful misconduct of Tenant, or its agents, employees or invitees.

(b) Landlord shall procure and keep in effect at all times during the Term of this Lease, a causes of loss-special form policy (f/k/a an “all risk” policy), insuring against loss or damage by any casualty to the Building (including but not limited to the Tenant Improvements), with replacement costs endorsements, in amounts no less than one hundred percent (100%) of the replacement value of the Building (including but not limited to the Tenant Improvements) from time to time, without any deduction being made for depreciation. All such insurance shall contain or be endorsed with a clause permitting waiver of rights of recovery prior to a loss and waiving all rights of subrogation against Tenant, so long as such a clause is commercially available.

(c) Landlord hereby waives all claims for recovery from Tenant and its agents, employees or invitees, for any loss or damage to the Leased Premises, the Building or the property of Landlord located therein to the extent such loss is or could have been covered by insurance policies in standard form containing a waiver of subrogation endorsement, it being the intent of the parties hereto to assign the entire risk of loss arising out of such damage to such insurance to be procured by Landlord at its own expense.

(d) Tenant shall remain liable to Landlord for the cost of repairing any damage to the Leased Premises, the Building or the property of Landlord which is caused or contributed to by the act or omission of Tenant, or its agents, employees or invitees, to the extent that such damage is not capable of being insured by Landlord under standard insurance policies or to the extent that Tenant’s liability for such damage is not waivable under any such waiver of subrogation provision or endorsement. Any expense to Landlord in obtaining such waiver of subrogation endorsement, together with the underlying premiums for such insurance, shall be included as an element of the Operating Costs of the Building.

Section 9.3    Landlord’s Non-Liabilitv. Landlord shall not be liable to Tenant, or any other person in the Leased Premises or in the Building by Tenant’s consent, invitation or license, express or implied, for any damage either to person or property sustained by reason of the condition of the Leased Premises or the Building, or any part thereof, or arising from the bursting or leaking of any water, gas, sewer or steam pipes, or due to any act or neglect of any other tenant or other occupant of the Building or other person therein, or due to any casualty or accident in or about the Building; except to the extent any of the foregoing resulted from the sole negligence or willful misconduct of Landlord, or its agents or employees or as otherwise provided in Section 9.1 or Section 9.6.

Section 9.4    Tenant’s Public Liability Insurance for Leased Premises. Tenant shall procure and maintain during the Term of this Lease a policy or policies of insurance, written by a responsible insurance company or companies satisfactory to Landlord, insuring both Landlord and Tenant against any and all losses, claims, demands, or actions whatsoever for injury to or death of any one or more persons or damage to property in any one occurrence to the limit of not less than two million dollars ($2,000,000), arising from Tenant’s conduct, including negligence, and the operation, use, and occupancy of the Leased Premises. Such policy shall list Landlord as an additional insured and shall contain a clause that the insurer will not cancel or change insurance without first giving Landlord and Tenant thirty (30) days’ prior notice. Tenant shall furnish Landlord certificates evidencing the existence thereof. The first such certificates shall be provided prior to Tenant’s occupancy of any portion of the Building with new certificates to be furnished annually thereafter.

Section 9.5    Landlord’s Public Liability Insurance for the Common Areas. Landlord shall procure and maintain during the Term of this Lease a policy or policies of insurance, written by a responsible insurance company, insuring both Landlord and Tenant against any and all losses, claims, demands, or actions whatsoever for injury to or death of any one or more persons or damage to property in any one occurrence to the limit of not less than Two Million Dollars ($2,000,000), arising from the operation, use, and occupancy of the Common Areas. Landlord shall furnish Tenant certificates evidencing the existence thereof upon request.

Section 9.6    General Indemnity.

(a) Tenant shall indemnify, defend and hold Landlord harmless against all damages, claims, and/or liabilities whatsoever arising from (i) any accident or injury to persons occurring within the Leased Premises, except those arising as a result of the sole negligence or willful misconduct of Landlord, its agents or employees, or (ii) any action brought by any third party arising out of Tenant’s use or occupancy of the Leased Premises. The indemnification herein provided shall (i) include all reasonable legal fees, expenses, and damages incurred in connection with any such claim, action, or proceedings brought thereon and (ii) be limited to the extent of any insurance proceeds actually received.

(b) Landlord shall indemnify, defend and hold Tenant harmless against all damages, claims and/or liabilities whatsoever arising from any accident or injury to persons occurring within the Common Areas or any portion of the Building other than the Leased Premises, except those arising as a result of the sole negligence or willful misconduct of Tenant, its agents or employees. The indemnification herein provided shall (i) include all reasonable legal fees, expenses, and damages incurred in connection with any such claim, action, or proceedings brought thereon and (ii) be limited to the extent of any insurance proceeds actually received.

ARTICLE X

DESTRUCTION AND DAMAGE

Section 10.1    Damage bv Casualty. In the event of a fire or other casualty in the Leased Premises, Tenant shall give prompt notice thereof to Landlord. If the Leased Premises shall be partially destroyed by fire or other casualty so as to render the Leased Premises partially or wholly unusable or inadequate for Tenant’s purposes, the Rent shall be abated on the basis of rentable square footage occupied thereafter, until such time as the Leased Premises are made fully fit for use by Tenant; provided, however, if the negligence of Tenant or any of its agents, employees or invitees shall have contributed to the cause of such fire or other casualty, the Rent shall not be abated during the period of restoration of the Leased Premises except to the extent that such Rent loss is compensated by rent loss insurance payable to Landlord.

Section 10.2    Restoration: Partial or Total Destruction of Building. In the event the Building shall be partially or totally destroyed by fire or other casualty, the same shall be repaired to at least as close to the condition as existed prior to the casualty as is reasonably practicable and as soon as is reasonably possible at the expense of Landlord unless Landlord or Tenant shall elect to terminate this Lease as hereinafter provided. If (a) the damage to the Leased Premises is to such an extent that the cost of restoration, as determined by an architect reasonably agreed to by Landlord and Tenant, would exceed 50% of the replacement value of the Leased Premises (including Tenant Improvements) or 30% of the replacement value of the Building (exclusive of the foundation) in its condition just prior to the occurrence of the damage, or (b) the damage to the Leased Premises and/or the Building is to such an extent that the Leased Premises and/or the Building cannot, in determination of an architect reasonably agreed to by Landlord and Tenant, adequately serve as the Permitted Use for a period of six (6) or more months, then either Landlord or Tenant may, no later than the thirtieth (30th) day following such damage, give the other party written notice that it elects to terminate this Lease. If such notice shall be given:

(a) This Lease shall terminate on the tenth (10th) day following the giving of said notice;

(b) Tenant shall surrender possession of the Leased Premises on or before such termination date; and

(c) The obligation to pay Rent provided hereunder shall be terminated as of the date of such damage or destruction and any Rent paid for any period beyond said date shall be refunded to Tenant within fifteen (15) days after exclusive possession of Tenant from the Leased Premises has been delivered to Landlord.

Unless Landlord or Tenant so elects to terminate this Lease, Landlord shall proceed with the restoration of the Leased Premises and/or the Building in the manner required above as soon as reasonably possible. In the event of complete or partial inability to use the Leased Premises for the Permitted Use during any period of repair and restoration, the Rent shall be abated in proportion to the percentage of the Leased Premises rendered unfit for use until the same are restored to usable condition.

ARTICLE XI

DEFAULTS AND REMEDIES

Section 11.1    Events of Default. The occurrence of any one or more of the following events shall be deemed to be an “Event of Default”:

(a) Tenant’s failure to pay any installment of Rent within five (5) business days after its due date: provided, however, that Tenant shall be entitled one (1) written notice from Landlord per calendar year that Tenant has failed to pay an installment of Rent on its due date and shall have five (5) days after receipt of such written notice in which to cure the default. After one (1) such notice has been sent to Tenant in a calendar year, Tenant shall not be entitled to any notice from Landlord for any subsequent payment failures occurring in such calendar year. Tenant acknowledges and agrees that Landlord shall under no circumstances be deemed to have waived this limitation on the number of notices to which Tenant is entitled if Landlord happens to provide Tenant with additional notices of failure to pay, in excess of the one (1) notice, during any particular calendar year;

(b) Tenant’s failure to perform any other of its covenants under this Lease within sixty (60) days after written notice and demand therefor is served upon Tenant by Landlord; provided, however, that if such cure cannot reasonably be completed within such 60-day period, Tenant shall not be in default hereunder if Tenant commences such cure within the foregoing 60-day period and thereafter diligently completes such cure;

(c) The making by Tenant of an assignment for the benefit of its creditors;

(d) The levying of a writ of execution or attachment on or against the Leased Premises or Tenant’s interest therein as the property of Tenant, and the same not being released or discharged within sixty (60) days thereafter;

(e) The institution of proceedings in a court of competent jurisdiction for the reorganization, liquidation, voluntary, or involuntary dissolution of Tenant, or for its adjudication as bankrupt or insolvent, or for the appointment of a receiver of the property of Tenant, and said proceedings are not dismissed, and any receiver, trustee or liquidator appointed therein discharged, within sixty (60) days after the institution of said proceedings; or

(f) A mechanic’s lien or similar lien upon the Leased Premises or the Building is asserted of record in connection with work allegedly done in or about the Leased Premises at the request or instance of Tenant, and the same is not removed by Tenant, or adequate security for the satisfaction thereof deposited with Landlord, within ninety (90) days from the date any such lien was filed in the office of the Recorder of Marion County, Indiana.

Section 11.2    No Waiver. Failure of Landlord to declare any Event of Default immediately upon its occurrence, or delay in taking any action in connection with an Event of Default shall not constitute a waiver of such Event of Default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the Event of Default at any time and take such action as is lawful or authorized under this Lease, except if the Event of Default has been cured. Failure by Landlord to enforce its rights with respect to any one Event of Default shall not constitute a waiver of its rights with respect to any subsequent Event of Default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

Section 11.3    Remedies. Upon the occurrence of an Event of Default, Landlord shall have the option to:

(a) Terminate all rights of Tenant hereunder without terminating Tenant’s obligations hereunder;

(b) Re-enter the Leased Premises without terminating the Lease, with or without process of law, using such means as may be necessary to remove all persons and property therefrom; and/or

(c) Exercise any other right or remedy available to Landlord at law or in equity in addition to or as an alternative to any of the other rights and remedies of Landlord herein specified upon the occasion of any such Event of Default.

Section 11.4    Reletting. In the event that subsequent to an Event of Default, Landlord should relet the Leased Premises or a portion thereof during the balance of the Term of this Lease, the proceeds of such reletting, after deduction of all reasonable costs incurred by Landlord in connection with repossession and reletting of the Leased Premises (including, without limitation, all legal fees, leasing commissions, reasonable remodeling costs and similar expenses) shall be applied to satisfaction of Tenant’s obligations hereunder. Landlord shall have the right to file suit to recover any sums that have fallen due under this Lease from time to time on one or more occasions without being obligated to wait until the expiration of the Term of this Lease. Alternatively, in the event Landlord should elect to terminate this Lease, Landlord shall be entitled to recover forthwith as damages from Tenant a sum of money equal to: (a) the cost of recovering possession of the Leased Premises, (b) the unpaid Rent or other amounts owed at the time of such termination, (c) the balance of the Rent for the remainder of the Term less the fair market rental value of the Leased Premises for the remainder of the Term, discounted to present value, and (d) any other sum of money or damages (including late fees) owed by Tenant to Landlord.

Section 11.5    Late Charge. If any monthly payment is not received by the fifth (5th) day of the calendar month after the date due, Tenant shall pay an additional amount as Rent equal to (a) three and one-half percent (3.5%) of the delinquent amount for the first such late payment in any single calendar year, and (b) five percent (5%) of the delinquent amount for any subsequent late payment in any single calendar year. Any Rent or other sum payable by Tenant to Landlord which shall not have been paid within twenty-five (25) days of its due date shall bear interest as a “Late Charge” at the rate of five percent (5%) of such delinquency per annum, and shall be deemed payable by Tenant as Rent under this Lease.

Section 11.6    Advances. In the event of any uncured Event of Default, Landlord shall also have the right to cure such breach for the account and at the expense of Tenant. Any reasonable costs or expenses incurred in curing such a breach or default for the account of Tenant, together with twelve percent (12%) additional overhead charge, shall be reimbursed to Landlord within ten (10) days of rendition of a bill or statement to Tenant for such costs, and Landlord shall have the same remedies for the nonpayment thereof as for the nonpayment of Rent.

Section 11.7    Fees and Costs. In the event of any controversy, claim or dispute between Landlord and Tenant, arising out of or related to this Lease or the breach thereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, legal assistant fees, costs and expenses.

Section 11.8    Waiver of Jury Trial. Landlord and Tenant hereby waive any right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Lease. This waiver is knowingly, intentionally, and voluntarily made by Tenant, and Tenant acknowledges that neither Landlord nor any person acting on behalf of Landlord has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. Tenant further acknowledges that it has been represented (or has had the opportunity to be represented) in the signing of this Lease and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel.

Section 11.9    Landlord Default – Tenant Remedies. It shall be a default under and breach of this Lease by Landlord (“Landlord Event of Default”) if Landlord shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by Landlord under this Lease for a period of ten (10) days after written notice thereof from Tenant; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such ten-day period, such default by Landlord shall not be deemed a Landlord Event of Default if Landlord commences action reasonably designed to eliminate such failure of performance within such ten-day period and thereafter diligently, expeditiously, and continuously pursues such action to a successful conclusion; provided, that in all events such curative action is successfully concluded within sixty (60) days after the initial notice or demand from Tenant. Upon the occurrence of any Landlord Event of Default, Tenant may, in addition to any other remedies available at law or equity, cure such breach for Landlord’s account and at Landlord’s expense. Any money spent, or costs or expenses incurred, by Tenant in curing a Landlord Event of Default together with twelve percent (12%) additional overhead charge, shall be reimbursed to Tenant within ten (10) days after rendition of a bill or statement to Landlord for such costs, but Tenant shall not be entitled to terminate this Lease as provided by law or otherwise or withhold or setoff any Rent due hereunder. In no event will Tenant be entitled to consequential, punitive or special damages in connection with a Landlord Event of Default.

ARTICLE XII

EMINENT DOMAIN

Section 12.1    Effects of Taking.

(a) If the whole or any part of the Leased Premises is taken for public or quasi-public use by a governmental or other authority having the power of eminent domain, or shall be conveyed to any such authority in lieu of such taking, and if such taking or conveyance shall cause the remaining part of the Leased Premises to be unusable and inadequate for the Permitted Use by Tenant, then either Landlord or Tenant may, at their option, terminate this Lease as of the date Tenant is required to surrender possession of the Leased Premises by giving the other party notice of such termination.

(b) If a part of the Leased Premises shall be taken or conveyed but the remaining part is usable and adequate for the Permitted Use by Tenant (as reasonably determined by Tenant, and with notice of such determination given to Landlord within fifteen (15) days of any such taking), then this Lease shall be terminated as to the part taken or conveyed as of the date Tenant surrenders possession thereof; Landlord shall make such repairs, alterations and improvements as may be necessary to render the part not taken or conveyed usable and adequate for the Permitted Use by Tenant; and the Rent shall be adjusted to reflect the costs of any such repairs, alterations, and improvement and the reduction of rentable square feet of the Leased Premises. If any part of the Building other than the Leased Premises shall be taken or conveyed, Landlord may, at its election, terminate this Lease as of the date Landlord is required to surrender possession thereof by giving Tenant notice of such termination. All compensation awarded for such taking or conveyance shall be the sole property of Landlord, without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title, and interest in and to any such award; provided, however, Tenant shall have the right to recover from such taking authority, but not from Landlord, such compensation as may be awarded to Tenant on account of moving and relocation expenses and depreciation to and removal of Tenant’s property.

Section 12.2    Temporary Taking. If all or a portion of the Leased Premises is taken by the exercise of the right of eminent domain for governmental occupancy for a limited period, this Lease shall not terminate and Tenant shall continue to perform its obligations hereunder as though such taking had not occurred, except to the extent that it may be prohibited from so doing pursuant to the terms of the order of the authority which made the taking. In the event of such a temporary taking, Tenant shall be entitled to the entire award made for such taking (whether by way of damages, rent or otherwise) unless the period of governmental occupancy extends beyond the Term of this Lease, in which case the award shall be apportioned between Landlord and Tenant as of the Expiration Date of this Lease.

ARTICLE XIII

SUBORDINATION TO MORTGAGES

Section 13.1    Automatic Subordination. This Lease, and the rights of Tenant hereunder, shall be subordinate to the lien or liens of any mortgage or mortgages now or at any time hereafter in force with respect to the Building, and to all advances made or hereafter to be made upon the security thereof. If requested by the holder of any such mortgage or mortgages, Tenant shall execute and deliver to such holder an instrument in form and substance that is customary in the industry specifically subordinating this Lease to the lien of such mortgage or mortgages. The foregoing subordination is hereby and shall be hereafter be subject to the limitation that Tenant’s use and occupancy of the Leased Premises shall not be disturbed so long as there is no uncured Event of Default hereunder.

Section 13.2    Waiver of Subordination. Notwithstanding the terms of Section 13.1, the holder of any such mortgage or mortgages shall have the right at any time prior to the later of thirty (30) days after the date of final execution of this Lease or thirty (30) days after the date of recording of any such mortgage to declare this Lease to be superior in priority to the lien of said mortgage, notwithstanding the respective dates of execution of recording of any such document.

Section 13.3    Attornment. If by reason of any default on the part of Landlord, or any successor Landlord, as mortgagor under any such mortgage or mortgages to which this Lease is subordinate, any such mortgage is foreclosed by legal proceedings or extinguished by conveyance in lieu of foreclosure or otherwise, Tenant shall attorn to and recognize such mortgage holder and its successors and assigns, including any purchaser in foreclosure or grantee of a deed in lieu thereof, as Landlord under this Lease. In the event that several mortgagees have a security interest with different priority, Tenant shall attorn to such mortgagees in the order of their priority.

ARTICLE XIV

TENANT’S STATEMENTS

Section 14.1    Agreement to Execute. Tenant agrees that, from time to time upon request by Landlord, Tenant will execute and deliver to Landlord or to any mortgagee of Landlord’s interest in the Building or any purchaser or prospective purchaser of Landlord’s interest in the Building or the Leased Premises, a statement in form and content supplied by Landlord certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been any modifications, identifying the modifications and certifying that the Lease as modified is in full force and effect); (b) the dates to which Rent and any other charges have been paid; (c) the Commencement Date and Expiration Date of this Lease; (d) that Landlord is not in default in the performance of any of its obligations under the terms of this Lease or, if any such default is claimed, the exact nature thereof in detail; and (e) such other matters as Landlord or any such other party may reasonably request. Any such certificate shall be executed and delivered by Tenant within ten (10) days after request therefor is made.

Section 14.2    Tenant’s Employment Profile. In order to assist Landlord in complying with and/or qualifying for any potential real estate tax abatement for the Building and/or Real Estate, upon reasonable request Tenant shall furnish Landlord a statement setting forth the number of all Tenant’s principals and staff employees with their respective W-2 annual incomes (the “Tenant Employment Profile Statement”); provided, however, Tenant may elect not to disclose such information in the event such a disclosure would result in the breach of a confidentiality obligation to a third party. Landlord shall take commercially reasonable efforts to utilize discretion in handling the Tenant Employment Profile Statement and the information thereon, shall only use the Tenant Employment Profile Statement and the information thereon for the purposes contemplated by this Section 14.2, and shall only provide the Tenant Employment Profile Statement and the information thereon to persons with a need to know such information in furtherance of the purposes contemplated by this Section 14.2. Upon any change to the reported information, Tenant shall immediately, or as soon as practically possible thereafter, notify Landlord with an updated Tenant Employment Profile Statement reflecting such change. Landlord shall keep all information contained in the Tenant Employment Profile Statement confidential and shall only use such information for the exclusive purpose of complying with and/or qualifying for potential tax abatement treatment, and shall provide Tenant with documentation setting forth Landlord’s legal requirements in seeking such abatement.

Section 14.3    Tenant’s Operating Entity. From the Effective Date through the Term of this Lease, Tenant hereby represents and warrants to Landlord that the corporate entity defined herein as “Tenant” is one-and-the-same and the owner of substantially all the assets as the entity engaging in the day-to-day business activities taking place within the Leased Premises.

ARTICLE XV

RESERVED RIGHTS

Section 15.1    Right of Inspection. Landlord shall have the right at any reasonable time and from time to time, upon twenty-four (24) hours (consisting of one (1) business day) notice to Tenant except in emergencies to enter the Leased Premises by its agents and employees for the purpose of examining the condition thereof. Landlord shall have passkeys to the Leased Premises and all portions thereof.

Section 15.2    Repairs. Landlord reserves the right to enter the Leased Premises as may be necessary from time to time upon twenty-four (24) hours (consisting of one (1) business day) notice except in emergencies for the purpose of making repairs or alterations thereto or to the Building as may be required for the safety, protection and preservation of the Leased Premises and the Building. The reservation of such right of entry shall not enlarge in any way the obligations of Landlord for maintenance and repair of the Building or Leased Premises as otherwise provided in this Lease.

Section 15.3    Rights with Respect to the Building. Landlord hereby reserves the right to perform any work in or about the Building or any adjacent or nearby land, street or other facility not included within the Leased Premises. Landlord reserves the right to make additions or expansions to the Building and to change the number, size, height, location or arrangement of the Common Areas of the Building, from time to time, as Landlord may deem appropriate.

Section 15.4    Exhibition of Premises. Landlord reserves the right to enter the Leased Premises during Tenant’s normal business hours and with twenty-four (24) hours (consisting of one (1) business day) advance notice to Tenant for the purpose of exhibiting the Leased Premises to prospective purchasers, prospective Tenants or prospective or existing mortgagees.

Section 15.5    Extension of Building Services. Tenant shall permit Landlord to use, maintain, and replace pipes, conduit, wires and ductwork in and through the Leased Premises and to install new pipes, conduit, wires and ductwork therein as may be required for service to other portions of the Building and to enter upon the Leased Premises as may be required for the exercise of such rights; provided, however, such pipes, conduit, wires and ductwork shall not materially reduce the size or usefulness of the Leased Premises. Any such work shall be performed in a manner which is least disruptive to Tenant’s use of the Leased Premises as is reasonably possible, and only after twenty-four (24) hours (consisting of one (1) business day) prior notice, except in cases of emergency.

Section 15.6    Effect of Exercise of Reversed Rights. The exercise of any right reserved to Landlord under the terms of this Lease shall never be deemed to constitute a constructive eviction of Tenant or a trespass by Landlord or any of its contractors, agents or employees, and Tenant shall not be entitled to any abatement or reduction in Rent by reason thereof, except as otherwise provided in this Lease.

Section 15.7    Interference. In exercising its rights under this Article XV, Landlord shall do so in a manner which is least disruptive to Tenant’s use of the Leased Premises as is reasonably possible, and only after twenty-four (24) hours (consisting of one (1) business day) prior notice, except in cases of emergency.

ARTICLE XVI

RIGHTS ON TERMINATION

Section 16.1    Surrender of Possession. At the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver the Leased Premises to Landlord in as good a condition as they were at the Commencement Date, ordinary wear and tear and damage resulting from casualty excepted. Upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Leased Premises without notice.

Section 16.2    Holding Over. In the event Tenant should remain in possession of the Leased Premises after expiration of the Term of this Lease without execution by Landlord and Tenant of a new lease or extension of this Lease, then Tenant shall be deemed to be occupying the Leased Premises as a tenant at sufferance subject to all of the covenants and obligations of this Lease and at a daily rental of one hundred fifty percent (150%) of the per diem rate of Rent provided hereunder. Tenant shall not be considered a tenant at sufferance if, at the expiration of the Term, Landlord and Tenant are currently engaged in good faith lease negotiations, in which case Tenant’s occupancy shall constitute a month-to-month tenancy pursuant to the terms of this Lease as of the day prior to the Expiration Date. Landlord, upon notice to Tenant, shall have the right to deem the continuing occupancy of Tenant to constitute the creation of a month-to-month tenancy at one hundred fifty percent (150%) of the Rent provided hereunder, which month-to-month tenancy shall continue thereafter until either party shall have given the other one (1) full calendar month’s notice of its intention to terminate such month-to-month tenancy.

Section 16.3    Tenant’s Early Termination Rights. Tenant shall have the right to terminate this Lease, pursuant to the provisions set forth in Section 16.4, in the event of either of the following:

(a) After consulting with Landlord:

(i) Tenant has a credible basis for concluding that the operation of Tenant’s business requires that the Leased Premises be expanded (“Growth Requirements”); and

(ii) Within forty-five (45) days after receipt of written notice from Tenant detailing Tenant’s Growth Requirements, Landlord notifies Tenant that Landlord is unable to accommodate Tenant’s Growth Requirements within two hundred seventy (270) days after receipt of said notice from Tenant through available space in the Building or the relocation of other Building tenants (Landlord’s failure to respond within forty-five (45) days after receipt of said notice from Tenant shall be deemed to be notice from Landlord that Landlord is unable to so accommodate Tenant’s Growth Requirements), in which event Tenant may terminate this Lease, effective two hundred seventy (270) days after Tenant’s delivery of said notice to Landlord.

(iii) In the event Landlord notifies Tenant that Landlord is able to accommodate Tenant’s Growth Requirements within two hundred seventy (270) days after receipt of said notice from Tenant through available space in the Building or the relocation of other Building tenants, Landlord shall so accommodate Tenant’s Growth Requirements.

(b) Control Change Termination. Tenant provides Landlord with documentation setting forth Tenant’s intentions to undergo a Control Change to an entity requiring that Tenant will relocate its principal business operation from the Leased Premises to a location outside the Indianapolis, Indiana Central Business District.

Section 16.4    Exercise of Tenant’s Termination Rights.

(a) Pursuant to the requirements set forth in Section 16.3(a) regarding termination due to Tenant’s Growth Requirements, Tenant may exercise its rights thereto at any time during the Initial Term upon all of the following terms and conditions:

(i) Tenant shall provide written notice to Landlord of its intent to terminate due to Tenant Growth Requirements;

(ii) There shall be no uncured Event of Default by Tenant as of the date said notice is delivered to Landlord; and

(iii) Tenant shall pay to Landlord a termination payment in the amount set forth on Exhibit H attached hereto and incorporated by reference herein. The Termination Payment shall be paid to Landlord no later than thirty (30) days prior to the effective date of the termination.

(b) Subject to the requirements set forth in Section 16.3(b) regarding termination due to Tenant Control Change, Tenant’s termination of this Lease pursuant to Section 16.3(b) shall be effective: (i) at any time during the time period between the last day of the forty-second (42nd) month of the Original Term until the first day of the sixtieth (60th) month of the Original Term; or (ii) on the last day of the seventy-second (72nd) month of the Original Term.

(i) Tenant shall provide written notice to Landlord of its intent to terminate due to a Tenant Control Change (“Termination Notice”), which shall specify the effective date of such termination, pursuant to the requirements of this subsection (b) (the “Early Termination Date”). The Early Termination Date shall not be less than two hundred seventy (270) days following the date of the Termination Notice;

(ii) There shall be no uncured Event of Default by Tenant as of the Termination Notice or the Early Termination Date; and

(iii) Tenant shall pay to Landlord a termination payment in the amount set forth on Exhibit H attached hereto and incorporated by reference herein. The Termination Payment shall be paid to Landlord no later than thirty (30) days prior to the Early Termination Date.

ARTICLE XVII

NOTICES

Section 17.1    Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given two (2) days after being deposited with the United States Postal Service, or its successor, as certified or registered mail, postage prepaid, and addressed as set forth in Section 1.2.A hereof, or to such other address as either party may designate from time to time for itself by notice similarly given.

ARTICLE XVIII

MISCELLANEOUS AGREEMENTS

Section 18.1    Waiver. The failure of Landlord to seek redress for violation of, or to insist upon strict and timely performance of any covenant or condition of this Lease or any of the Rules of the Building set forth herein or hereafter adopted by Landlord, shall not constitute a waiver of any such violation or prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Landlord of all or a portion of the Rent then due, or of a restrictively endorsed check, with knowledge of the breach of any covenant of this Lease, shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord.

Section 18.2    Limitation of Landlord’s Liability. If Landlord shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment, it being intended that neither Landlord nor any member, principal, partner, shareholder, officer, director, or beneficiary of Landlord shall be personally liable for any judgment or deficiency. The references to Landlord in this Lease shall be limited to mean and include only the owner or owners, at the time, of the equitable interest in the Building. In the event of a sale or transfer of such interest (except a mortgage or other transfer as security for debt), the “Landlord” named herein (or in the case of a subsequent transferor, the transferor) shall be released automatically from all personal liability for the performance or observance of any term, condition, covenant or obligation required to be performed or observed by Landlord subsequent to the date of such transfer; and the transferee shall be deemed to have assumed all of such terms, conditions, covenants, and obligations; and Tenant hereby releases Landlord from any and all liability for the same.

Section 18.3    Representations. All understandings and agreements heretofore made between the parties hereto are merged in this Lease, which alone completely expresses the agreement between Landlord and Tenant, and any agreement hereafter made shall be ineffective to modify this Lease unless such agreement is in writing and signed by the party against whom enforcement of the modification is sought.

Section 18.4    Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant paying the Rent and all other charges due hereunder and observing and performing all the terms, covenants, conditions, and restrictions on Tenant’s part to be observed and performed under the terms of this Lease. Tenant may peaceably and quietly enjoy the Leased Premises, subject, however, to the terms and conditions of this Lease.

Section 18.5    Partial Invalidity. If any term of this Lease shall be invalid or unenforceable under present or future Laws effective during the Term of this Lease, such provision shall be freely severable, and the remainder of this Lease shall not be affected thereby and each term shall remain valid and in force to the fullest extent permitted by law.

Section 18.6    Governing Law & Jurisdiction. This Lease shall be governed by and construed under the laws of the State of Indiana. The parties hereby submit to sole and exclusive in personam jurisdiction and venue of the state courts in Indianapolis, Marion County, Indiana for enforcement of this Lease.

Section 18.7    Successors and Assigns. Except as herein limited, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 18.8    First Right of Refusal. During the Term of the Lease, Tenant shall have the right of first refusal on the Refusal Space as hereinafter defined (the “Right of First Refusal”), subject to the following terms and conditions:

(a) For purposes of this Section 18.8, (i) “Refusal Space” shall mean any rentable space located in the Building that is currently available or becomes available for lease during the Term, and (ii) Refusal Space shall become “available for lease” when Landlord receives and intends to accept a written offer or term sheet (“Letter of Intent”) from a prospective tenant or its broker (as represented by a letter of intent, offer letter, term sheet or similar document) to lease all or a portion of the rentable space located on a particular floor of the Building, which is not made by such prospective tenant substantially in accordance with or under any lease expansion option, right of first offer, right of first refusal or other contractual right binding on Landlord with respect to all or any portion of such rentable space that exists on the Effective Date of this Lease (each a “Pre-existing Agreement”).

(b) Promptly following its decision to accept any Letter of Intent for any Refusal Space and prior to its binding acceptance thereof (unless such acceptance is conditioned on Tenant’s failing to exercise its rights with respect thereto under this Section 18.8), Landlord shall provide Tenant with a written notice that such space is available for lease and is subject to the terms of this Section 18.8 (such notice from Landlord being an “Availability Notice.”) The Availability Notice shall include a copy of the written Letter of Intent applicable to such Refusal Space and such other documentation as would be normal and customary for a party considering whether or not to lease commercial office space. Tenant shall have ten (10) days from the date of its receipt of the Availability Notice to exercise the Right of First Refusal to lease the Refusal Space by providing written notice thereof to Landlord (such notice from Tenant being an “Acceptance Notice”).

(c) Notwithstanding the foregoing, Tenant’s Right of First Refusal for the Refusal Space shall not be available to Tenant or binding on Landlord under this Section 18.8 (i) if there remains less than three (3) years on the Term; provided, however, that if Tenant has the right to exercise an Extension Option pursuant to Section 2.3, Tenant may exercise such Extension Option concurrently with its Acceptance Notice even though the time period for exercising such Extension Option and providing the Extension Notice applicable thereto may not yet have arrived under the terms of Section 2.3(a), (ii) if an Event of Default by Tenant exists as of the date when the Availability Notice was provided or the date that the Acceptance Notice was received by Landlord, or (iii) if there exists, as of the date when the Availability Notice was provided or the date the Acceptance Notice was received by Landlord, a material default by Tenant that with notice, passage of time or both would constitute an Event of Default by Tenant under this Lease and Tenant thereafter fails to cure that default within the applicable grace or cure period provided under this Lease.

(d) The lease term for the Refusal Space shall commence on the date Landlord delivers the Refusal Space to Tenant and shall be coterminous with the then-current Term of the Lease (except that if Tenant exercises its Right of First Refusal as to the Refusal Space after the second (2nd) anniversary of the Commencement Date, Tenant may, at its option, choose to have the Term of this Lease as to that particular Refusal Space be for such period of time as is stated in the Letter of Intent, if the term of the proposed lease under the Letter of Intent would expire earlier than the Expiration Date hereunder). In the event Tenant provides an Acceptance Notice for less space than that of a full floor in the Building, the Refusal Space shall be subject to the same terms and conditions of the Letter of Intent. However, in the event Tenant provides an Acceptance Notice for a full floor in the Building within eighteen (18) months following the Commencement Date, the rental rate per rentable square foot of the Refusal Space identified in Tenant’s Acceptance Notice shall be the amount of Base Rent per rentable square foot that Tenant is then paying, as escalated under the terms of this Lease, for the Leased Premises located in Suites 200, 201, 210, 600, 700, and 1000 of the Building, and Tenant shall be entitled to receive from Landlord a tenant improvement allowance equal to the product of the rentable square footage of the Refusal Space identified in Tenant’s Acceptance Notice multiplied by twenty-eight and no/100 dollars ($28.00.) (By way of illustration: RSF x $28 = tenant improvement allowance for months 1-18.) In the event Tenant provides an Acceptance Notice for a full floor in the Building at any time on or after the first (1st) day of the nineteenth (19th) month following the Commencement Date, the rental rate per rentable square foot of the Refusal Space identified in Tenant’s Acceptance Notice shall be the amount of Base Rent per rentable square foot that Tenant is then paying, as escalated under the terms of this Lease, for the Leased Premises located in Suites 200, 201, 210, 600, 700 and 1000 of the Building, and Tenant shall be entitled to receive from Landlord a tenant improvement allowance equal to the product of the rentable square footage of the Refusal Space identified in Tenant’s Acceptance Notice multiplied by twenty-eight and no/100 dollars ($28.00), which is divided by the ratio of the remaining months in the Term over the maximum number of months in the Original Term. (By way of illustration: RSF x $28 ÷ remaining months/total months = tenant improvement allowance for months 19-expiration.)

(e) If Tenant does not provide an Acceptance Notice pursuant to Section 18.8(b). Landlord may proceed to lease the Refusal Space to the prospective tenant identified in Landlord’s Availability Notice. In the event a lease is not executed between Landlord and the prospective tenant (or any of its affiliates) for the Refusal Space (the “Other Tenant Lease”) within one hundred twenty (120) days after the date of the

Availability Notice on reasonably the same terms and conditions contained in the Letter of Intent, the Refusal Space shall remain subject to the right granted to Tenant by this Section 18.8 as if an Availability Notice had not been provided. Neither Tenant’s failure to provide an Acceptance Notice nor the execution of the Other Tenant Lease for such Refusal Space shall terminate any rights otherwise granted to Tenant herein with respect to the Refusal Space. Accordingly, in the event the Other Tenant Lease expires or terminates prior to the Expiration Date (or sooner termination) of this Lease, any rights granted to Tenant by this Section 18.8 shall remain in full force and effect pursuant to the terms and conditions set forth in this Section 18.8.

(f) Upon Tenant’s exercise of the First Right of Refusal, Landlord and Tenant shall sign a Lease Modification Agreement, which shall acknowledge and memorialize the parties mutual desire that (i) such Refusal Space identified in Tenant’s Acceptance Notice shall constitute a portion of the “Leased Premises” the same as if it had been identified in Article II, (ii) Tenant’s Proportionate Share shall increase in proportion to the additional rentable square feet leased by Tenant hereunder; (iii) the amount of Base Rent shall increase based on the rentable square footage of such Refusal Space in the manner determined by this Section 18.8, and (iv) any other conforming changes as shall be required to comply with the terms and conditions set forth herein.

Section 18.9    Use of Brokers. The parties represent and warrant that they have dealt with no broker, finder or other person with respect hereto or the transaction contemplated hereby other than Carmen Commercial Real Estate (“Tenant’s Representative”) and Meridian Real Estate Services, Inc. and Mansur Real Estate Services, Inc. (jointly, “Landlord’s Representatives”). Landlord shall be responsible for payment of any commissions that are due and payable to Landlord’s Representatives in connection with the transaction contemplated by this Lease. Landlord shall pay Tenant’s Representative directly. Each party further represents and warrants to the other party that, insofar as it knows, no other broker or other person is entitled to any commission or fee in any such connection. Each party shall indemnify and hold harmless the other party against any loss, liability, damage or claim incurred by reason of any commission or fee alleged to be payable to anyone because of any act, omission or statement of the indemnifying party. Such indemnity obligation shall be deemed to include payment of reasonable attorneys’ fees and court costs incurred in defending any such claim.

Section 18.10    Relocation Allowance. Landlord shall provide Tenant with a moving allowance up to the product of Three and no/100 dollars ($3.00) multiplied by the amount of rentable square feet of the Leased Premises as set forth in Section 1.B. (the “Relocation Allowance”). The Relocation Allowance shall be used by Tenant for moving expenses (including without limitation the physical move, voice and data cabling, data center relocation, furnishings to be used in the Leased Premises and Tenant’s Building signage) (“Moving Expenses”) as Tenant deems appropriate. Landlord shall pay the Relocation Allowance to Tenant within thirty (30) days of Landlord’s receipt of invoices for Tenant’s Moving Expenses: provided, that (a) Tenant shall not use the Relocation Allowance for any unlawful purpose or for any use or purpose that violates this Lease, (b) the Relocation Allowance first shall be credited and applied to any outstanding amounts due and payable by Tenant to Landlord under this Lease at the time the Relocation Allowance is payable to Tenant, and (c) the Relocation Allowance shall not be used to offset or as payment of Rent.

Section 18.11    Parking. At all times during the Term, Landlord shall use best efforts to arrange for non-reserved monthly parking spaces located in the Circle Block Garage on Tenant’s behalf in such amount as Tenant reasonably requires to accommodate Tenant’s employees who are actively at work in the Leased Premises. In addition, Landlord shall provide access to the Building via the second floor crossover entrance for each of Tenant’s employees with a Circle Block Garage parking space arranged for by Landlord in the same manner that Landlord then provides for any other tenant. The number of parking spaces Landlord reasonably expects to be able to arrange on Tenant’s behalf is one (1) parking space per one thousand (1,000) square feet of the Leased Premises (or twenty-nine (29) spaces as of the Effective Date of this Lease assuming the Leased Premises totals 29,264 square feet). Parking spaces arranged by Landlord for Tenant whether located within the Circle Block Garage or elsewhere shall be at Tenant’s sole cost and expense.

Section 18.12.    Time. Landlord and Tenant acknowledge and agree that time is of the essence. As such, any reference to business days shall mean business days and any and all other references to day shall mean calendar days.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed by their duly authorized officers or agents as of the day, month and year first above written.

TENANT		LANDLORD

EXACTTARGET, INC.		GUARANTY HOLDINGS COMPANY, LLC

By:	/s/ Scott Dorsey	By:	/s/ Michael B. McMains
Printed:	Scott Dorsey	Printed:	Michael B. McMains
Title:	President	Title:	Managing Member

STATE OF INDIANA	)
) SS:
COUNTY OF Marion	)

Before me, a Notary Public in and for said County and State, personally appeared Scott Dorsey, President of ExactTarget, Inc., who acknowledged the execution of the foregoing Lease Agreement for and on behalf of said entity.

WITNESS my hand and Notarial Seal this 16th day of March, 2005.

/s/ John J. Morse
Signature

John J. Morse
	Printed	NOTARY PUBLIC

My Commission Expires:	County of Residence:
March 20, 2008	Johnson

STATE OF INDIANA	)
) SS:
COUNTY OF Marion	)

Before me, a Notary Public in and for said County and State, personally appeared Michael B. McMains, Managing Member of Guaranty Holdings Company, LLC, who acknowledged the execution of the foregoing Lease Agreement for and on behalf of said entity.

WITNESS my hand and Notarial Seal this 21 day of March, 2005.

/s/ Tina Pennington Swank
Signature

Tina Pennington Swank
	Printed	NOTARY PUBLIC

My Commission Expires:	County of Residence:
11/3/08	Marion